Exhibit 1.01

SIGNET JEWELERS LIMITED

CONFLICT MINERALS REPORT
FOR THE REPORTING PERIOD FROM
JANUARY 1 TO DECEMBER 31, 2017

1: INTRODUCTION AND SUMMARY OF CONFLICT MINERALS REPORT
This Conflict Minerals Report demonstrates how Signet Jewelers Limited (“Signet”) has been at the forefront of responsible sourcing in all of retail and especially in the global jewelry supply chain. Signet has developed and implemented rigorous protocols for sourcing its supplies of gold, tin, tungsten and tantalum (each deemed a “Conflict Mineral” as further discussed below) to ensure that all such minerals contained in Signet jewelry and gift products, including components, manufactured in calendar-year 2017 qualify as “DRC conflict free” as defined in Section 13(p) of the Securities Exchange Act of 1934, as amended, and Rule 13p-1 and Form SD thereunder (collectively, the “Rule”).
Signet believes that a responsible, conflict-free supply chain is especially fundamental to the reputation of the jewelry industry. Signet is, therefore, committed to continuing our longstanding efforts to advance responsible sourcing throughout the global jewelry industry supply chain.
This Conflict Minerals Report for Signet is provided, in accordance with Exchange Act Section 13(p) and Rule 13p-1 and Form SD thereunder, for the reporting period from January 1 to December 31, 2017. Rule 13p-1 and Form SD were adopted by the Securities and Exchange Commission (“the SEC”) in 2012 to implement reporting and disclosure requirements related to conflict minerals as directed by Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”), much of which is now codified as Section 13(p) of the Exchange Act.
Exchange Act Section 13(p), Rule 13p-1 and Form SD together impose certain reporting obligations on SEC registrants whose manufactured products contain gold, tin, tantalum or tungsten (defined by Section 13(p), Rule 13p-1 and Item 1.01(d)(3) of Form SD as “Conflict Minerals”), and who have reason to believe that the products they manufacture, or contract to manufacture, contain conflict minerals that are necessary to the functionality or production of those products (“necessary Conflict Minerals”). If the SEC registrant has reason to believe that any of those necessary conflict minerals did originate, or may have originated, in the Democratic Republic of the Congo or an adjoining country (“Covered Countries”) and did not come from recycled or scrap materials, or is unable to determine the country of origin of those conflict minerals, the SEC registrant is required to file a Conflict Minerals Report with the SEC under cover of Form SD that includes a description of the measures it took to exercise due diligence on the conflict minerals’ source and chain of custody. In addition, this Report must be posted on the registrant’s website.
Signet has adopted a Conflict Minerals Policy and, as part of that Policy, established Responsible Sourcing Protocols (“SRSPs”) for suppliers of products that Signet manufactures or contracts to manufacture, specifically jewelry, gift products and associated products, along with any components thereof (“Products”) that contain gold and/or tin, tantalum or tungsten (“3Ts”). In 2017, Signet introduced a SRSP for diamonds as a compliance requirement for all suppliers, and in 2018 is introducing a SRSP for silver and platinum group metals (these minerals are not covered under the SEC’s “conflict minerals” rules and Form SD adopted thereunder). Signet intends to extend the SRSPs in future years to cover many other minerals used in the fine jewelry industry supply chain.
The SRSPs are designed not only to conform to the internationally-recognized due diligence framework designated by the SEC, the Organisation for Economic Co-operation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition, and Supplements for gold and the 3T’s, respectively (collectively, “OECD Due Diligence Guidance”), as discussed below, but also to ensure that none of the gold or 3Ts (collectively “3TG”) included in Products sold by Signet contributes to conflict anywhere in the world, including but not limited to the Covered Countries. All of Signet’s global suppliers of Products are required to comply with the SRSPs through an annual reporting procedure. Suppliers providing these annual SRSP compliance reports may be required by Signet to undertake an independent third-party audit of the SRSP compliance report by accredited audit companies (“Signet SRSP audit”).
As a result of the development and implementation of the SRSPs, Signet has reasonably determined that all Products containing gold, tin, tantalum or tungsten necessary to the functionality or production of such Products that were manufactured (directly or by third parties) in 2017, are “DRC conflict free” as defined in Exchange Act Section 13(p), Rule 13p-1 and Item 1.01(d)(4) of Form SD.
Signet’s Conflict Minerals Policy and the SRSPs can be found on the Company’s website at www.signetjewelers.com/corporate-responsibility/responsible-sourcing.
As reflected in the Conflict Minerals Policy, Signet is fully committed to the responsible sourcing of its products and the respect of human rights, and Signet expects the same from its suppliers around the world.  Signet continually strives to assure its customers, employees, investors and other stakeholders that its supply chain avoids action that may directly or indirectly finance armed conflict and serious human rights violations around the world, including but not limited to the Covered Countries.
Signet has been at the forefront of responsible sourcing in all of retail and especially in the global jewelry supply chain. Signet is a Founding and Certified Member of the Responsible Jewellery Council (“RJC”), an organization that is committed to promoting responsible ethical, human rights, social and environmental practices throughout the jewelry supply chain. As a Founding Member and active participant, Signet fully supports the RJC’s membership Code of Practices and Chain of Custody standards and recognizes the RJC’s certification audit as equivalent to the Signet audit for purposes of compliance with the SRSPs (“Signet SRSP audit”). Accordingly, Signet suppliers which are RJC Certified Members and which include compliance with the SRSP as a “Provenance Claim” (as defined in the RJC’s Code of Practices) are deemed to be exempt from Signet SRSP audits.
When Section 1502 of the Dodd-Frank Act was enacted in 2010, Signet publicly supported the policy and, during the comment period on the SEC’s implementing rules under Section 13(p) of the Securities Exchange Act of 1934 (added to the Exchange Act by Section 1502), worked actively with the SEC to provide constructive input that sought to balance the objectives of the legislation with practical considerations applicable to the jewelry industry.
Beginning in 2014 (for the calendar-year reporting period ending December 31, 2013), Signet has filed a Form SD and an accompanying, independently audited Conflict Minerals Report (CMR) stating that Signet has determined that its jewelry and gift products containing gold, tin, tungsten, or tantalum (“3TG”) are “DRC conflict-free.” Signet obtained an independent, third party audit (“IPSA”) as part of its due diligence efforts in connection with each of the past five calendar-year reporting periods, including the preceding calendar year ended December 31, 2017, in accordance with SEC requirements.
As in previous years, Signet’s CMR for this past year, 2017, states that through the exercise of due diligence, Signet has identified sources of 3TG in its supply chain which originated, or may have originated, in the Democratic Republic of the Congo and neighboring countries, and has determined that all of these sources qualify as DRC conflict-free for purposes of Section 1502 of the Dodd-Frank Act and the SEC’s rules thereunder, as well as internationally recognized industry guidance and standards. While continuing to work on improving its own supply-chain compliance procedures, Signet has also actively shared its processes and protocols with others in the jewelry industry and beyond and has harmonized and mutually recognized industry standards and supply chain audits, especially with respect to RJC certification audits, as noted above.
Signet is also active in cross-sector coalitions and working groups that reach beyond the jewelry industry, such as the Retail Industry Leadership Association (“RILA”) to ensure that companies in a variety of industries respect human rights and avoid contributing to armed conflict. Signet supports the OECD Due Diligence Guidance, which is the foundation for SEC-prescribed conflict minerals due diligence, the London Bullion Market Association’s (“LBMA”) Responsible Gold Guidance, the Responsible Minerals Initiative (“RMI”), and the Responsible Jewellery Council’s (“RJC”) Code of Practices and Chain of Custody standards. Finally, as discussed above, Signet has long been committed to full compliance with the Dodd-Frank conflict mineral due diligence and reporting requirements as implemented by SEC rulemaking. Based on these regulatory requirements and complementary international standards and guidance, Signet developed the Signet Responsible Sourcing Protocols (“SRSPs”). The purpose of the SRSPs is to outline practical procedures that will reasonably ensure that any “necessary Conflict Minerals” contained in our Products qualify as “DRC conflict-free”. Under the terms of the SRSPs, suppliers must ensure and warrant that the sources (including refineries and smelters) used to process 3TG contained in Products supplied to or manufactured for Signet are in conformance with the SRSPs and are therefore “DRC conflict-free” (as defined by the Dodd-Frank Act) pursuant to standards and protocols which are widely recognized as being consistent with OECD Due Diligence Guidance, such as those offered by LBMA, RMI and RJC. The SRSPs were established as company policy effective January 1, 2013 and require Signet’s suppliers to certify and independently verify that supplies of Products (including components thereof) to Signet are compliant with the SRSPs.
Signet does not specify which individual gold refiners or 3Ts smelters suppliers or participants in its supply chain must use, but instead requires all its suppliers to source 3TG from refiners and/or smelters which are certified under accredited standards and certification procedures designed to conform to or be consistent with the OECD Due Diligence Guidance framework. Such procedures include (but are not limited to) the LBMA’s “good delivery” and Responsible Gold standards, the RMI’s Conflict Free Smelter Program (“CFSP”) and the RJC’s Code of Practices and Chain of Custody standards.
Signet recognizes the important role that artisanal and small-scale mining plays in the gold, 3Ts and other supply chains. To help develop and implement responsible sourcing practices in the gold supply chain from areas of conflict, Signet was a founding member of the Responsible Artisanal Gold Solutions Forum (“RAGSF”), a multi-stakeholder coalition including supply chain participants, civil society, trade organizations and government observers which seeks to learn about and address critical barriers to the production and trade of artisanal gold from the Great Lakes Region of Central Africa in a way that verifiably meets national, regional and international laws and standards for responsible sourcing. Signet anticipates that gold from this project will be part of the Signet supply chain in 2018.
For the calendar year reporting period from January 1 through December 31, 2017, through the implementation of the SRSPs, Signet conducted a good faith reasonable country of origin inquiry (“RCOI”) and exercised due diligence on the source and chain of custody of the Conflict Minerals that are necessary to the functionality or production of the Products (“necessary Conflict Minerals”) that Signet manufactured or contracted with others to manufacture and that were so manufactured from January 1, 2016 through December 31, 2017, for which the results were as follows:

•
Signet determined that its suppliers of Products containing necessary Conflict Minerals complied with the SRSPs, and through this RCOI and performance of due diligence as discussed further below, Signet reasonably determined that no Products manufactured by or for Signet in calendar-year 2017 contain necessary Conflict Minerals that directly or indirectly finance or benefit armed groups in the Covered Countries. Accordingly, those Products that contain necessary Conflict Minerals are considered “DRC conflict free” as defined in Section 13(p) of the Exchange Act, Rule 13p-1 and Item 1.01(d)(4) of Form SD, even though some of those “DRC conflict free” sources of 3TG originated or may have originated in the Covered Countries. More specifically:

•
Signet determined that, while a single source of tin from one direct supplier originated in the Democratic Republic of the Congo and/or an adjoining country, this mineral was processed by a smelter which was found, based on an independent third party supply chain audit, to be “conformant” under RMI’s RMAP standards and is thereby listed by the RMI as a “RMAP-conformant smelter or refiner” (See list of RMAP Conformant Smelters and Refiners at www.responsiblemineralsinitiative.org/conformant-smelter-refiner-lists, which means the smelter has undertaken an independent third party audit of its procurement activities and thereby demonstrated that all minerals processed originated from conflict-free sources. Based on the foregoing and all of our other due diligence measures, as discussed in more detail below, Signet believes that the tin provided by this supplier is “DRC conflict free” within the meaning of Exchange Act Section 13(p), and implementing Rule 13p-1 and Item 1.01(d)(4) thereunder.

•
Because Signet’s SRSPs for gold is aligned with the LBMA’s Responsible Gold Guidance, Signet had reason to believe that some gold supplies provided through the LBMA “good delivery” system may have originated in one or more of the Covered Countries. However, Signet determined that all such supplies were refined by refineries which are certified as “conflict-free” as defined by the LBMA’s Responsible Gold Guidance and accredited by the LBMA as a “good delivery” refiner after an independent third-party audit obtained by LBMA. This means that the refiner has undertaken an annual audit of its due diligence in accordance with OECD Due Diligence Guidance, exercised controls and transparency over its gold supply chains, including traceability and identification of other supply chain actors. Based on the foregoing, as well as our other due diligence measures as discussed below, we have concluded that these gold supplies are “DRC conflict free” within the meaning of Exchange Act 13(p), and SEC Rule 13p-1 and Form SD, Item 1.01(d)(4) thereunder.

2: DUE DILIGENCE MEASURES
Signet conducted due diligence on the source and chain of custody of its Products to ascertain whether such Products containing necessary Conflict Minerals originated in the Democratic Republic of the Congo or any of its adjoining countries and, if so, whether they directly or indirectly financed or benefited “armed groups”, as defined in Exchange Act Section 13(p), Rule 13p-1 and Form SD, Item1.01(d)(2), in any of these countries. This due diligence, a process that has been developed and improved over more than 5 years, required a rigorous analysis of Signet’s supply chains, and consultation with Signet’s suppliers, as well as leading global organizations such as the OECD, the RJC, the LBMA, the RMI and the US Jewelers Vigilance Committee (“JVC”). From this analysis and these consultations, Signet designed and implemented the Signet Responsible Sourcing Protocols (“SRSPs”), introduced as company policy in early 2013 and continuously updated and improved, which have led the jewelry industry in providing guidance to suppliers to ensure Products supplied to Signet which include “necessary” 3TGs are “DRC conflict free”.
A: Design of Due Diligence Measures: How the SRSPs Were Developed
The Conflict Minerals due diligence measures in Signet’s SRSPs have been designed to conform with and exceed the OECD Due Diligence Guidance as applicable for tin, tantalum, tungsten, and gold for downstream companies (as the term is defined in the OECD Due Diligence Guidance), in all material respects.
Signet designed its due diligence measures in accordance with the five-step framework of the OECD Due Diligence Guidance. Focusing on the design of Signet’s due diligence framework:

1.	Signet established strong Company management systems for Conflict Minerals supply chain due diligence and reporting compliance in its supply chain by:

a.
establishing a dedicated project team, including representatives from various internal departments such as Legal, Corporate Affairs, Merchandising, Supply Chain and Internal Audit, as well as external experts with relevant experience in the supply chains of Conflict Minerals to develop and communicate a public company Conflict Minerals Policy, design and implement the SRSPs, engage with and support industry-driven programs relating to supply chain guidance and standards developed by the private sector to conform to the OECD Due Diligence Guidance, and develop and implement internal policies and procedures to support the implementation of the SRSPs;

b.
ensuring that the development and implementation of the SRSPs were harmonized with the OECD Due Diligence Guidance and also with other established international guidance and standards developed within or compatible with the OECD due diligence framework, all of which stipulate the criteria for (and mechanisms for achieving) a “conflict free” designation for gold, tin, tantalum and tungsten, such as the LBMA’s Responsible Gold Guidance and Good Delivery List, and the RMI’s List of RMAP Conformant Smelters & Refiners (formerly the Conflict-Free Smelter List published by the CFSI);

c.
implementing a policy whereby the largest 200 suppliers and all new suppliers to Signet     must be members of the Responsible Jewellery Council (“RJC”) and be certified by RJC’s accredited third-party auditors at the earliest opportunity as compliant with the RJC’s Code of Practices, including compliance with the SRSP as a “Provenance Claim”. This certification by RJC is harmonized with Signet’s audit policy, so such RJC-certified suppliers are exempt from Signet’s SRSP audit, factory and social audits. This policy has significantly increased RJC membership in Signet’s supply chain and therefore constitutes a major contribution to Signet’s supply chain risk assessment and due    diligence process. Moreover, these harmonization efforts have benefited the jewelry industry as a whole by facilitating compliance with the OECD Due Diligence Guidance;

d.
incorporating an express contractual obligation to comply with the SRSPs into supplier    contracts, both to define and facilitate enforcement of Signet’s expectations of suppliers regarding sourcing of Conflict Minerals and reporting of information to Signet;

e.	creating and maintaining records relating to Signet’s conflict minerals program in accordance with Signet’s record retention policies and procedures;

f.
creating and making available resources for suppliers to contact Signet with questions, concerns, grievances or the identification and warning of risks in Signet’s supply chain.     These resources include a dedicated website, email helpline, webinars and direct consultations with the Signet project team.

2.	Signet identified and assessed Conflict Minerals risks in its supply chain by:

a.
conducting a review of company records to identify direct suppliers of Products containing necessary Conflict Minerals (as previously noted, in the form of gold and the derivatives tin, tantalum and tungsten (collectively “3TG”)). Signet’s Products are supplied by more than 600 direct suppliers. However, through a thorough review of company and supplier records (bill of materials, invoices, product line sheets, etc.), Signet was able to determine that over 200 of its direct suppliers do not supply Signet with Products containing any 3TG whatsoever. Further, more than 95% of the necessary 3TG in Signet’s Products is supplied by less than 100 direct suppliers (see 2.B.1 below for more information);

b.	developing a SRSPs compliance report and sending notice throughout 2017 to all suppliers of Products that they should complete that report. The SRSPs compliance report is a reporting tool for suppliers to describe the sourcing methods they use to comply with the requirements of the SRSPs. The SRSPs require Signet’s direct suppliers to validate and certify that all sources of 3TG used in Signet products, including all subcontractors, are supplied in conformance with the SRSPs. Suppliers are likewise notified that their validation of their own supply chains and the veracity of their SRSPs compliance report may be subject to an independent third-party Signet SRSP audit;

c.	reviewing the SRSPs compliance reports submitted by suppliers to determine if further information is required or if any risks can be identified for further examination and inquiry;

d.
following-up with suppliers of Products regarding the accuracy and completeness of their reporting, particularly those suppliers that supply significant amounts of Products containing necessary 3TG to Signet, to make sure that they are able appropriately to claim compliance with the SRSPs. Through the SRSPs compliance reporting process described in 2.B.2 below, Signet was able to determine that more than 99% of the 3TG minerals in its Products were from suppliers claiming to have supply chains that are in compliance with the SRSPs;

e.
notifying all suppliers of Products containing 3TG that their SRSPs compliance claims are subject to independent third-party Signet SRSP audit, and notifying a representative sample of suppliers that they are required to have their 2017 compliance reports independently audited by accredited third party auditors (see 2.B.4 below for more information); and

f.
as an active participant in industry initiatives such as the OECD Due Diligence Guidance, LBMA Responsible Gold Standard, RJC, and the RMI, Signet, through the implementation of the SRSPs, leveraged the due diligence conducted on smelters and refiners, especially through (i) the LBMA’s Responsible Gold Guidance and (ii) the RMI’s RMAP;

i.
LBMA’s Responsible Gold Guidance for “Good Delivery” Refiners follows the five-step framework for risk-based due diligence set forth in the OECD Due Diligence Guidance, including in particular the requirements detailed in the OECD Gold Supplement adopted on 17 July 2012. All refiners producing LBMA “good delivery” gold must comply with this LBMA Responsible Gold Guidance in order to remain on the LBMA Good Delivery List. Any refiner applying to be a LBMA Good Delivery accredited Gold Refiner after 1 January 2012 must implement the LBMA Responsible Gold Guidance and pass an audit prior to becoming a member of the Good Delivery List (see www.lbma.org.uk ).

ii.
The RMI’s RMAP uses independent private sector auditors to audit the source, including mines of origin, and chain of custody of the Conflict Minerals used by smelters and refiners that agree to participate in the RMAP. The smelters and refiners that are found to be “RMAP conformant” are those for which the independent auditor has verified that the smelter or refiner conforms to the RMAP’s assessment protocols.

3.
Signet designed and implemented strategies to respond to Conflict Minerals risks identified by verifying that smelters and refineries in Signet’s supply chain that source 3TG from the Covered Countries qualify as “conflict free” as defined under established international guidance and standards, such as the LBMA’s Responsible Gold Guidance and Good Delivery List, and the list of RMAP Conformant Smelters & Refiners published by the RMI (see sections 2.B.1a and 2.B.2a below). Signet responded to identified risks through direct intervention by the Signet project team with suppliers, trade associations, governance bodies and/or other identified participants in Signet’s supply chain, as demonstrated in the Summary of Conflict Minerals Report above.

4.
Signet contributed to independent third-party audits of the due diligence practices of Conflict Minerals smelters and refiners by participating in industry organizations such as the LBMA, the RJC and the RMI (see 2.B.3 below), and through notification of the requirement for independent audit of compliance with the SRSPs by Signet suppliers (see section 2.B.4 below).

5.
Signet reported on its Conflict Minerals supply chain due diligence activities (as per this Report and further information, including Signet’s SRSPs and Conflict Minerals Policy, available on the Signet public website at www.signetjewelers.com/corporate-responsibility/responsible-sourcing).

B: Due Diligence Measures Performed
Signet’s due diligence measures performed for Products containing necessary Conflict Minerals whose manufacture was completed in calendar year 2017 included the following activities:

1.
As part of its due diligence measures taken over the previous six years, Signet conducted a survey of 85 direct suppliers to gather detailed information about Signet’s supply chain and sources of necessary Conflict Minerals, which included questions about the refinery or smelter sources in accordance with OECD Due Diligence Guidance, and obligated those suppliers to make similar efforts to survey their supply chain and report the sources of necessary Conflict Minerals. The information gathered through this survey was updated as suppliers were required to notify Signet regarding any changes that occur in their supply chain that would be material to the supplier’s SRSPs compliance claims.

a.
as a result of this survey, Signet determined that a single source of tin from one direct supplier originated in one or more of the Covered Countries and was processed by a smelter which is certified as “Conformant” under the RMI’s RMAP, and therefore qualifies as “conflict free” within the meaning of Exchange Act Section 13(p), Rule 13p-1 and Form SD, Item 1.01(d)(4).

2.
Throughout 2017, Signet contacted 655 suppliers based on individual vendor numbers to complete compliance reports relating to the SRSPs, receiving 581 replies as described in A.2.d. Suppliers were required to notify Signet regarding any changes that occur in their supply chain that would be material to the supplier’s SRSP compliance claims.

a.
as a result of these compliance reports and the alignment of the SRSPs for gold with the LBMA’s Responsible Gold Guidance, Signet had reason to believe that some gold supplies provided through the LBMA’s “good delivery” system may have originated in a Covered Country, all of which were refined by refineries which were certified and audited by LBMA as “conflict free” as defined by the LBMA Responsible Gold Guidance.

3.
Signet supported programs such as the OECD Due Diligence Guidance, the RJC’s Chain of Custody Standard and Provenance Claim Provision, LBMA’s Responsible Gold Guidance, the Dubai Multi Commodities Centre’s (“DMCC”) Good Delivery Standard and the RMI’s RMAP through participation in relevant conferences, review committees and other sub-committees.

4.
Signet identified 60 direct suppliers that they would be required to have their SRSPs compliance reports for 2017 independently audited by accredited third-party auditors, in accordance with Signet’s SRSP audit guidance, which includes recognition of the Responsible Jewellery Council’s Code of Practices’ certification audit, whereby RJC certified members with the SRSP as a Provenance Claim are deemed to be exempt from Signet SRSP audits.

5.
Of the 60 suppliers identified for audit, Signet needed to follow up with 31 suppliers to ensure that all 60 audits were completed in accordance with Signet’s SRSP Audit Guidance. No major non-conformances relating to the SRSPs were identified in any Signet audits or in any Signet suppliers’ RJC’s certification audits. In accordance with Signet’s SRSP Audit Guidance, Signet directly consulted with suppliers to rectify any and all minor non-conformances.

3: DUE DILIGENCE DETERMINATION
After conducting due diligence on the source and chain of custody of those Products containing necessary Conflict Minerals, Signet reasonably determined that each of the Products that the Company manufactures or contracts to manufacture whose manufacture was completed in calendar year 2017 and that contained any necessary Conflict Minerals is “DRC conflict free” as defined in Exchange Act Section 13(p), Rule 13p-1 and Item 1.01(d)(4) of Form SD. These Products are those for which Signet determined that both the sourcing and production of these products was in accordance with the SRSPs - which, as discussed above, are both designed and implemented to adhere to the OECD Due Diligence Guidance - and that supplies of these necessary Conflict Minerals did not finance or otherwise benefit “armed groups” (as the term is defined in Exchange Act Section 13(p), Rule 13p-1 and Item 1.01(d)(2) of Form SD), in any of the Covered Countries.
4: INDEPENDENT PRIVATE SECTOR AUDIT
Signet’s due diligence processes for the Products that contain necessary Conflict Minerals found to be “DRC conflict free” were audited by SGS, a specialist independent private sector auditor. SGS’s report can be found on pages 10 to 11 of this Conflict Minerals Report.

INDEPENDENT AUDIT REPORT

INDEPENDENT PRIVATE SECTOR AUDIT ON SIGNET JEWELERS LIMITED’S CONFLICT MINERALS REPORT

SCOPE, OBJECTIVE AND METHODOLOGY OF THE AUDIT
SGS was commissioned by Signet Jewelers Ltd. (Signet) to conduct an independent audit of their Conflict Minerals Report for the reporting period from January 1 to December 31, 2017. The scope of this audit was limited to the following sections of this report:

2: DUE DILIGENCE MEASURES
A: Design of Due Diligence Measures: How the SRSPs Were Developed
B: Due Diligence Measures Performed

This audit did not attempt to evaluate the accuracy of the conclusions of Signet’s due diligence process as described in the Conflict Minerals Report section 3: DUE DILIGENCE DETERMINATION.

We conducted this performance audit in accordance with US GAO Performance Audit standards and thereby in accordance with the US Generally Accepted Government Auditing Standards (GAGAS). Those standards require that we plan and perform the audit to obtain sufficient, appropriate evidence to provide a reasonable basis for our findings and conclusions based on our audit objectives. We believe that the evidence obtained, through a combination of pre-audit research, telephone interviews with relevant representatives of Signet USA and UK, as well as documentation and record review, provides a reasonable basis for our findings and conclusions based on our audit objectives.

The audit’s objective was established in accordance with the Final Rule of Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act relating to the use of conflict minerals and is to evaluate the information available and express an opinion or conclusion as to whether (A) the design of Signet’s due diligence framework as described in the Conflict Minerals Report, with respect to the period covered by the report, is in conformity with, in all material respects, the criteria set forth in the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (Second Edition), and (B) whether Signet’s description of the due diligence measures it performed as set forth in the Conflict Minerals Report, with respect to the period covered by the report, is consistent with the due diligence process that Signet undertook.

STATEMENT OF INDEPENDENCE AND COMPETENCE
The SGS Group of companies is the world leader in inspection, testing and verification, operating in more than 140 countries and providing services including management systems and service certification; quality, environmental, social and ethical auditing and training; environmental, social and sustainability report assurance. SGS affirm our independence from Signet Jewelers Ltd, being free from bias and conflicts of interest with the organization, its subsidiaries and stakeholders according to the GAGAS Conceptual Framework for Independence. The audit team was assembled based on their knowledge, experience and qualifications for this assignment and conducted the performance audit in accordance with the SGS Code of Integrity.

AUDIT CONCLUSIONS AND OPINION
On the basis of the methodology described and the verification work performed we believe that the evidence obtained provides a reasonable basis for our findings and conclusions based on our audit objectives.

Our performance audit was conducted as planned. Interviewees were open and willing to assist in supplying evidence requested, including documentation and supporting records which were provided promptly.

We are satisfied that the design of Signet’s due diligence framework, as described in their Conflict Minerals Report section 2A) is in conformity with the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (Second Edition) in all material respects.

We are satisfied that the due diligence measures undertaken by Signet during the reporting period are consistent with the due diligence process described in their Conflict Minerals Report section 2B).

Signet has clearly established strong management systems for Conflict Minerals supply chain due diligence and reporting compliance in its supply chain through the implementation of their SRSPs, integration of these into daily business practices and ongoing evaluation of compliance through their supply chain. In addition, Signet continues to harmonise their SRSPs and associated processes with other internationally recognised initiatives, thereby enabling more efficient uptake in their supply chain.

We also note year-on-year expansion of reported information in the Signet Conflict Minerals Report and improvements to the underlying processes for Conflict Minerals supply chain due diligence which have addressed improvement opportunities raised during our independent audit activities.

Our performance audit results indicate that Signet clearly takes a dynamic and proactive approach in the management of supply chain due diligence.

Signed:
For and on behalf of SGS North America Inc.

MS. Effie Marinos                     Rebecca Bowens (Lead Auditor)
Sustainability Manager                        SGS United Kingdom Ltd.
May 4, 2018

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